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                           May 4, 2022

       Ron E. Hooper
       Simmons Bank, Trustee
       PermRock Royalty Trust
       P.O. Box 470727
       Fort Worth, TX 76147

                                                        Re: PermRock Royalty
Trust
                                                            Registration
Statement on Form S-3
                                                            Filed April 28,
2022
                                                            File No. 333-264551

       Dear Mr. Hooper:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Stephen Grant